Exhibit 10.9

[DATE]

[NAME]

Present

Dear [NAME],

Re:	Offer of Employment

We are pleased to extend our offer of employment to you. This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with                      (the “Company”) and/or any of the affiliates of the Company’s ultimate parent company Alibaba Group Holding Limited (“Alibaba Group”) (together, the Company and other affiliates of Alibaba Group are referred to herein as the “Group”)

1.	Duties

1.1	You shall be employed as . Your job grade is . You will be based in , and will report to .

1.2	You shall diligently and faithfully perform all duties required in your position. You shall devote your full time, effort and attention to the performance of your duties and shall act in all respects in accordance with the instructions and directions given to you by your immediate supervisor.

1.3	You will be subject to, and must comply with, the provisions of the Company’s policies, rules and regulations implemented from time to time during the course of your employment, including organizational changes affecting your title, responsibilities and reporting structure.

1.4	You shall not commit any act which shall prejudice or is detrimental to the Company’s reputation or business.

2.	Term of Employment

Your employment shall commence on a date to be agreed to between you and the Company (the “Effective Date”), which shall be no later than                     , and will continue on an at-will basis unless terminated in accordance with the terms of this Agreement. However, this offer of employment is conditional upon the check of references by the Company to its satisfaction and the successful application of [             Visa (if necessary)].

3.	Remuneration

Base Salary

3.1	Your base salary will be per month and payable monthly on a 12-month basis in accordance with the Company’s customary payroll practices as in effect from time to time.

Living Allowance – You shall also be entitled to a monthly allowance of                     .

Transportation Allowance – You shall also be entitled to a monthly allowance of                     .

Discretionary Bonus

3.2	The Company will take into account your performance and contribution to the Company’s business, as well as the financial performance of the Company’s business, in determining whether you will receive any bonus and the amount thereof.

Offer of Employment

Employee Stock Option/RSU (if any)

3.3	The terms and conditions governing your share options/RSUs granted under your previous employment in shall remain unchanged. Such options/RSUs shall continue to be governed by the terms and conditions under the Option/RSU Agreement.

Performance-Based Equity Compensation

3.4	Subject to existing policies of the Group then in effect, you may be eligible for additional equity-based awards, such as options or RSUs, based on your performance, generally on an annual basis. Such awards will be determined at our sole discretion and the terms and conditions of such awards will be subject to the relevant plans and agreements governing such award.

Deductions and Off-Set

3.5	All payments made to you will be subject to normal withholding and deductions including but not limited to mandatory pension and other contributions and individual income tax, if required by law. If at any time money is owed and payable by you to the Group whether under the provisions of this Agreement or otherwise, you agree that the Group may deduct the sum or sums from time to time owing to the Group from any payment due to you under this Agreement.

4.	Annual Leave

4.1	The number of paid annual leave that you will be entitled to will be subject to the Company’s policy (which may be amended from time to time in our sole discretion). The number of paid annual leave under current policy of the Company applicable to employees of your job level based in is days. You shall otherwise observe the public holiday/work day schedule applicable in . Any holiday shall be taken at such times as your immediate supervisor shall approve having regard to the commercial requirements of the Company’s business. If your employment commences or terminates part way through any calendar year, your holiday entitlement for that year shall be assessed on a pro rata basis.

4.2	Upon termination of employment,

(a)	we shall be entitled to make deductions from your final pay for any annual holiday taken in excess of your annual holiday entitlement; and

(b)	you shall be entitled to payment in lieu of any unused annual holiday entitlement.

5.	Health Benefits

On the first day of employment, you shall be entitled to health insurance coverage as established by the policies of the Company, which may be amended from time to time.

6.	Restriction on Other Employment

During your employment with the Company, you may not without our prior written consent engage in any form of business or employment other than your employment with the Company, whether inside or outside your normal hours of work. At no time shall you engage, whether directly or indirectly, in any activity that is or may be in conflict with, or that might place you in a position of conflict with the Company. You shall adhere to the Company’s policies with respect to ethical code of conduct, conflict of interest and business opportunities.

7.	Intellectual Property

You acknowledge and agree that all intellectual or creative property discovered or developed by you during the course of your employment, including but not limited to form of documents, agreements, business models, business plans, marketing plans, financial forecasts and models, computer programs, codes (whether source codes or object codes), algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, marketing, financial and product development plans, forecasts, strategies and information (collectively, the “Intellectual Property”) shall belong to the Group. The Intellectual Property shall be deemed to originate in the course of your employment and termination of your employment shall not divest the Group of exclusive ownership of any such Intellectual Property. You shall, at any time during the term of this Agreement or at any time thereafter, assist the Group in obtaining and maintaining any patent, copyright, trademark or other protection for the Intellectual Property in any country. You agree to execute an inventions assignment agreement or any other document in order to achieve the purposes of this Section 7.

Offer of Employment

8.	Confidentiality

8.1	You acknowledge that in the course of your employment, you will have access to and be entrusted with information with respect to the business, operations, legal matters, financial standing, shareholding and corporate structure, contractual agreements, technology, infrastructure, transactions, affairs, ideas, concepts, know-how, methodologies and trade secrets of the Group, our shareholders, customers or business partners, all of which information is or may be confidential.

8.2	You hereby agree that you shall not (except in connection with the proper discharge of your duties) during or after the period of your employment divulge to any party or otherwise make use of (and shall use your best efforts to prevent the publication or disclosure of) any trade secret or any confidential information of the Group, our shareholders, customers or business partners, including without limitation, the Intellectual Property.

8.3	You agree to execute any confidentiality agreement or any other document relating to the protection of such confidential information as may from time to time be required by the Group, our shareholders, customers or business partners.

8.4	All notes, files and documentation, whether in paper or electronic form, containing any of the Group’s trade secrets or confidential information which are acquired, received or made by you during the course of your employment and all personal property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by you during the course of your employment and containing any of the Group’s trade secrets or confidential information shall remain the property of the Group, and you shall surrender the same to a designated person of the Group at the termination of your employment or at the request of the Group at any time during the course of your employment.

9.	Non-Competition

9.1	You hereby covenant that during your employment, you shall not be engaged or interested (whether as a director, shareholder (except as ownership of shares in public traded companies for portfolio investment purposes), agent, partner or employee) in any business concern of whatever kind which shall be in competition with the Group.

9.2	You hereby represent that as of the Effective Date, you are not and will not be subject to, by virtue of becoming an employee of the Company, any non-compete obligation with respect to any third party.

9.3	You hereby agree that, upon commencement of your employment, you will enter into a non-competition agreement (the “Non-Competition Agreement”) which requires that, within 6 months after your termination date, you will not become a director, officer, employee, independent contractor, representative, consultant, service provider, partner or a shareholder (to the extent more than 5%) of any competitor of the Group.

10.	Non-solicitation

10.1	You hereby covenant that during the term of your employment and for a period of twelve (12) months after the termination of your employment, you shall not, either on your own behalf or on behalf of any third party, canvass, solicit or approach any person, firm or company who was a customer of or was in any business arrangement with the Group.

Offer of Employment

10.2	You hereby covenant that during your employment and for a period of twelve (12) months after the termination of your employment, you shall not, either on your own behalf or on behalf any third party, solicit or entice or endeavour to solicit or entice away any employee of the Group.

11.	Termination

11.1	The Company shall have the right to terminate your employment immediately without compensation for Cause or upon any other ground pursuant to any applicable employment law. For purposes of this Agreement, “Cause” means:

(i)	the commission by you of an act of theft, embezzlement, fraud, dishonesty, ethical breach or other similar acts, or commission of any criminal offence;

(ii)	a material breach of any agreement or understanding between you and the Group including, without limitation, any applicable invention assignment, employment, non-competition, confidentiality or other similar agreement;

(iii)	misrepresentation or omission of any material fact in connection with your employment;

(iv)	a material failure to perform your duties, to obey a reasonable direction of a supervisor or to abide by the policies or codes of conduct of the Company; or

(v)	any conduct that is materially adverse to the name, reputation or interests of the Group.

11.2	Following termination of your employment, you shall fully cooperate with us in all matters relating to the winding up of pending work and the orderly transfer of work to other employees of the Company. All books, manuals, records, reports, plans, presentations, financial and operating data, notes, contracts, lists, blueprints and other documents or materials regarding the business of the Group, and equipment furnished to you in the course of or incident to your employment, shall be the property of the Company (the “Company Property”). You shall not remove any Company Property at any time without proper advance authorization and shall return all Company Property in your possession or under your control to designated persons of the Company upon termination of your employment.

12.	Employing Entity; Intra-Group Transfers

You agree that you may be required to enter into legal employment relationships with one or more of the affiliates within the Group in order to achieve the purposes of this Agreement based on the terms and conditions herein. We may, from time to time, transfer your employment to any of the affiliates within the Group provided that all periods of employment with any affiliate within the Group shall count as a continuous period of service.

13.	Provisions Surviving Termination

The termination of your employment shall not terminate those provisions of this Agreement which impose a continuing obligation on you after such termination.

14.	Acknowledgements

14.1	You acknowledge that you have carefully reviewed all the terms and obligations contained in this Agreement and understand fully the character and extent of the restrictions and obligations imposed upon you during and after the term of your employment. You hereby expressly agree that the restrictions and obligations are reasonable and are necessary for the proper protection of the Company.

14.2	You agree that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in the circumstances for the protection of the Company but would be valid if words were deleted therefrom or if the restriction periods were shortened, such restrictions shall apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained herein.

14.3	The provisions herein shall not preclude any party from injunctive or other relief for any breach of any term of this Agreement.

Offer of Employment

15.	General

15.1	In the event that any of the provisions of this Agreement shall be determined to be invalid, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

15.2	This Agreement is personal to you and cannot be assigned to any third party.

15.3	This Agreement may be signed and accepted in counterparts and by the parties on separate counterparts, each of which when executed shall be an original but all counterparts shall together constitute one and the same document.

15.4	Unless stated otherwise in this Agreement, this Agreement, any inventions assignment and confidentiality agreement, the Non-Competition Agreement and the Option Agreement shall constitute the entire agreement between us and supersede all previous communications, representations and agreements, whether oral or written, with respect to the subject matter of this Agreement.

15.5	This Agreement shall be governed by the laws of [the Hong Kong Special Administrative Region].

We are excited that you will be joining us, and we very much look forward to working with you.

Yours faithfully,

[Name of the company]

[NAME]

[TITLE]

To: [Name of the company]

I have read and understood the terms of the above Agreement and hereby accept such terms as stated.

Name:

Offer of Employment